Exhibit 99.1

	FOR:	Home Products International, Inc.

	APPROVED BY:	James R. Tennant, Chairman & CEO Home Products International, Inc.
FOR IMMEDIATE RELEASE		(773) 890-1010

	CONTACT:	Investor Relations:
James Winslow, Executive VP & CFO
Home Products International, Inc.
(773) 890-1010

HOME PRODUCTS INTERNATIONAL ANNOUNCES

THIRD QUARTER RESULTS

Sales gains lead to profit in quarter

Chicago, IL, November 1, 2004 – Home Products International, Inc. (Nasdaq SmallCap: HOMZ), (the “Company”), a leader in the housewares industry, today announced financial results for the third quarter and first nine months of its 2004 fiscal year.

Quarter Ended September 25, 2004

The Company reported net earnings of $0.1 million, $0.01 per diluted share, for the third quarter ended September 25, 2004 as compared to a net loss in the third quarter of 2003 of $10.8 million, $(1.35) per diluted share. Higher sales, reduced manufacturing costs and lower operating expenses all contributed to the improvement in operating results. The third quarter of 2003 included a $7.8 million increase in the valuation allowance related to deferred tax assets ($0.97 per diluted share), $1.3 million ($0.16 per diluted share) of costs related to the planned closing of the Company’s Eagan, Minnesota manufacturing facility and a $0.9 million gain, $0.11 per diluted share, related to buybacks of the Company’s high yield bonds during 2003.

Net sales in the quarter increased to $66.2 million from $61.4 million a year ago. The net sales increase of 8% was due to additional placement of certain products as well as an increase in

HPI: Announces Third Quarter Results	Page 2

selling prices. Selling price increases were initiated in response to significantly higher raw material costs, particularly steel and plastic resin. The higher cost steel and plastic resin had a significant negative effect on results, increasing by over $4.4 million as compared to last year’s third quarter. Also in the quarter, the Company incurred $0.5 million of expenses related to the consideration and negotiation of an agreement for the proposed acquisition of all of the Company’s outstanding common stock described below.

The Company reported positive cash flow (which the Company defines as the net change in cash and debt) during the third quarter of $1.1 million. Improved operating results and a reduction in working capital drove the positive cash flow. The Company continues to be in compliance with all of its loan covenants. At September 25, 2004, the Company had borrowings outstanding of $11.6 million under its $50 million senior loan agreement. The Company had the ability as of September 25, 2004 to borrow an additional $36 million based on the Company’s asset base, outstanding letters of credit and availability.

Nine Months Ended September 25, 2004

For the nine months ended September 25, 2004, the Company reported a net loss of $0.7 million ($0.08 per diluted share) as compared to a net loss a year ago of $17.3 million ($2.17 per diluted share). The nine-month results were impacted by higher sales, reduced manufacturing costs, lower operating expenses, increased raw material costs and a $0.5 million insurance gain.

The nine-month results for 2003 included a $7.8 million increase in the valuation allowance related to deferred tax assets ($0.97 per diluted share), $1.5 million ($0.19 per diluted share) of costs related to the planned closing of the Company’s Eagan, Minnesota manufacturing facility and a $0.9 million gain, $0.11 per diluted share, related to the 2003 buybacks of the Company’s high yield bonds.

HPI: Announces Third Quarter Results	Page 3

Net sales during the nine-month period were $183.6 million, up 12% from 2003 nine-month sales of $164.6 million. During the nine-month period, the Company incurred $1.2 million of expenses related to the consideration and negotiation of an agreement for the proposed acquisition of all of the Company’s outstanding common stock described below. Cash flow for the first nine months of fiscal 2004 was a negative $0.9 million.

Acquisition Agreement and Tender Offer

As previously announced, on October 28, 2004 the Company entered into a definitive acquisition agreement. Pursuant to the acquisition agreement, Storage Acquisition Company, L.L.C., whose members are (i) EGI-Fund (02-04) Investors, L.L.C., a Delaware limited liability company; (ii) Triyar Storage Investment Company, LLC, a Delaware limited liability company and an affiliate of Triyar Capital, LLC; (iii) Joseph Gantz (a former director of the Company); and (iv) Walnut Investment Partners, L.P., an affiliate of Mr. Gantz, will make a tender offer for 100% of the Company’s common stock for $2.25 per share in cash. For more information regarding this transaction, see the Company’s Form 8-K filed on October 29, 2004.

Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products through national and regional discounters including Kmart, Wal-Mart and Target, hardware/home centers, food/drug stores, juvenile stores and specialty stores.

HPI: Announces Third Quarter Results	Page 4

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer described herein has not commenced. At the time the tender offer is commenced, the Acquirer and the Investors will be filing a Tender Offer Statement on Schedule TO and Offer to Purchase and related materials, and the Company will be filing a Solicitation/Recommendation Statement on Schedule 14D-9, with the SEC. Investors and stockholders of the Company are advised to read the Schedule TO, the Offer to Purchase and Schedule 14D-9 when they become available, and any other relevant documents filed with the SEC, because they will contain important information regarding the tender offer. The Offer to Purchase and Schedule 14D-9 will be mailed to the Company’s stockholders. Investors and stockholders may also obtain a free copy of the Schedule TO, Offer to Purchase and Schedule 14D-9 (when available) and other documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov.

This press release contains forward-looking statements, including statements that may concern the Company’s future growth, operating results, product development, markets and competitive position. While management makes its best efforts to be accurate in making these forward-looking statements, such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions, including those identified below as well as other risks not yet known to the Company or not currently considered material by the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. These risks include unanticipated difficulties and costs associated with the relocation of equipment and the manufacture or sourcing of products; market risks such as increased competition for both the Company and its end users and changes in retail distribution channels; dependence on a few large customers; economic risks; financial risks such as fluctuations in the price of raw materials, future liquidity and access to debt and equity markets; and risks associated with the Acquisition Agreement such as the risk that the tender offer may not be consummated. For a more detailed description of these and other risk factors, please refer to the Company’s 10-K, 10-Q and other SEC filings. The Company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.

Home Products International, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

($ in thousands)

	September 25, 2004	December 27, 2003
Cash	$1,577	$797
Accounts receivable, net	41,719	47,963
Inventories	34,696	17,903
Prepaid expenses and other current assets	1,965	2,421

Current assets	79,957	69,084

Fixed assets, net	32,140	32,812
Other non-current assets	1,805	4,019
Other intangibles, net	236	608
Goodwill, net	73,178	73,752

Total assets	$187,316	$180,275

Revolving line of credit and other current debt	$11,779	$9,969
Accounts payable	25,566	21,425
Accrued liabilities	19,831	17,976

Current liabilities	57,176	49,370

Long term debt	120,488	120,578
Other non-current liabilities	3,985	3,986

Long term debt and other non-current liabilities	124,473	124,564

Stockholders’ equity	5,667	6,341

Total liabilities and stockholders’ equity	$187,316	$180,275

Home Products International, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

($ in thousands, except share and per share amounts)

	Thirteen weeks ended September 25, 2004		Thirteen weeks ended September 27, 2003		Thirty-nine weeks ended September 25, 2004		Thirty-nine weeks ended September 27, 2003
Net sales	$66,219	100.0%	$61,432	100.0%	$183,615	100.0%	$164,610	100.0%
Cost of goods sold	55,747	84.2%	54,492	88.7%	152,617	83.1%	141,376	85.9%

Gross profit	10,472	15.8%	6,940	11.3%	30,998	16.9%	23,234	14.1%

Selling, general and administrative expenses	6,896	10.4%	7,176	11.7%	21,425	11.7%	22,790	13.8%
Amortization of intangibles	124	0.2%	126	0.2%	372	0.2%	378	0.2%

Operating profit (loss)	3,452	5.2%	(362)	(0.6)%	9,201	5.0%	66	0.1%

Interest expense	(3,343)	(5.0)%	(3,384)	(5.5)%	(9,872)	(5.4)%	(10,312)	(6.3)%
Other income	4	0.0%	737	1.2%	29	0.0%	806	0.5%

Earnings (loss) before income taxes	113	0.2%	(3,009)	(4.9)%	(642)	(0.4)%	(9,440)	(5.7)%

Income tax expense	6	0.0%	7,786	12.7%	23	0.0%	7,830	4.8%

Net earnings (loss)	$107	0.2%	$(10,795)	(17.6)%	$(665)	(0.4)%	$(17,270)	(10.5)%

Net earnings (loss) per share:
Basic	$0.01		$(1.35)		$(0.08)		$(2.17)
Diluted	$0.01		$(1.35)		$(0.08)		$(2.17)
Number of weighted average common shares outstanding:
Basic	7,991,792		7,978,326		7,988,321		7,973,434
Diluted	7,991,792		7,978,326		7,988,321		7,973,434

Home Products International, Inc.

Condensed Consolidated Statements of Cash Flows

($ amounts in thousands)

(Unaudited)

	Thirty-nine weeks ended
	September 25, 2004	September 27, 2003
Operating activities:
Net loss	$(665)	$(17,270)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,539	7,540
Amortization of restricted stock compensation	—	170
Gain on repurchase of bonds	—	(900)
Insurance gain	(150)	—
(Gain) loss on the disposal of assets	6	(15)
Deferred income taxes	—	7,766
Other, net	516	494
Changes in current assets and liabilities:
Decrease in accounts receivable	6,861	13,947
Increase in inventories	(16,793)	(5,104)
(Increase) decrease in other current assets	1,514	(471)
Increase in accounts payable	4,141	3,704
Increase (decrease) in accrued liabilities	2,429	(3,328)

Net cash provided by operating activities	4,398	6,533

Investing activities:
Capital expenditures, net	(5,351)	(5,038)

Net cash used in investing activities	(5,351)	(5,038)

Financing activities:
Net borrowings under loan and security agreement	1,810	—
Repayments of long-term debt, at cost	—	(2,600)
Payments of capital lease obligation	(90)	(69)
Exercise of stock options, issuance of common stock under stock purchase plan and other	13	41

Net cash provided by (used in) financing activities	1,733	(2,628)

Net increase (decrease) in cash and cash equivalents	780	(1,133)
Cash and cash equivalents at beginning of period	797	3,974

Cash and cash equivalents at end of period	$1,577	$2,841

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